Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE ANNOUNCES REDEMPTION OF

$1.5 BILLION OF

OUTSTANDING TRUST PREFERRED CAPITAL SECURITIES

NEW YORK, FEBRUARY 27, 2015 – JPMorgan Chase & Co. (NYSE: JPM) announced today that JPMorgan Chase Capital XXIX will redeem all of the issued and outstanding $1,500,000,000 aggregate liquidation amount of its 6.70% Capital Securities, Series CC (the “Trust Preferred Securities”) (CUSIP 48125E207; NYSE: JPM-PrC) on April 2, 2015 pursuant to the optional redemption provisions provided in the documents governing such Trust Preferred Securities. The redemption price will be 100% of the liquidation amount of each Trust Preferred Security, together with accrued and unpaid distributions to the redemption date. The redemption will be funded with available cash.

About JPMorgan Chase & Co.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers and small business, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

#  #  #

Media Contact:	Jennifer Kim	(212) 622-7068
Investor Contact:	Sarah Youngwood	(212) 270-7325